Exhibit 99.1

Spirit MTA REIT Announces Date for Transfer of Remaining Assets to a Liquidating Trust

- December 31, 2019 is expected to be the last day upon which the Company Shares will trade on the NYSE -

- Company Shares to be Cancelled and Shareholders to Receive a Pro-Rata Distribution of Units in the Liquidating Trust -

DALLAS, Texas, December 11, 2019 — Spirit MTA REIT (NYSE: SMTA) (“SMTA” or the “Company”) announced today that, in accordance with the Company’s previously approved Plan of Voluntary Liquidation, its Board of Trustees (“Board”) has determined that the remaining assets of the Company will be transferred (subject to the Company’s remaining liabilities) to a Liquidating Trust on January 1, 2020. In connection with the transfer of its assets to the Liquidating Trust, the Company will be terminated and dissolved. Accordingly, December 31, 2019 is expected to be the last day upon which the Company’s shares will trade on the NYSE.

As of 12:01 Eastern Time on January 1, 2020, all outstanding shares of the Company will be cancelled and all shareholders of the Company at that time will automatically receive a distribution of one Liquidating Trust unit for each common share held by the shareholder. After being distributed to the Company’s shareholders, the Liquidating Trust units will not be transferable or assignable, except by will, intestate succession or operation of law. The Liquidating Trust units will not be certificated and will not be listed on any exchange or quoted on any quotation system or otherwise tradeable in any public or private transactions.

The Liquidating Trust will seek to sell the Company’s remaining assets as soon as practical. However, there can be no assurance as to the likelihood, timing or pricing of any sale or sales of these remaining assets.

For a discussion of the tax consequences of the transfer of the Company’s assets to the Liquidating Trust and the distribution of the Liquidating Trust Units to the shareholders, please see “Material United Stated Federal Income Tax Consequences - Tax Consequences of the Liquidating Trust” beginning on page 77 of the definitive proxy statement filed by the Company with the Securities and Exchange Commission on August 5, 2019 in connection with the Liquidation Plan.

Shareholders are urged to consult their own investment and tax advisors to determine the particular consequences of the transfer of the Company’s assets to the Liquidating Trust and the distribution of the Liquidating Trust units, including the applicability and effect of any U.S. federal, state and local and foreign tax laws.

Unrelated to the Board’s determination to transfer the Company’s assets to the Liquidating Trust , on December 10, 2019, the Company received a notice from the NYSE that the Company was considered to be below the NYSE’s compliance standards because the average closing price of the Company’s shares fell below $1.00 over a consecutive 30 trading-day period. The Company has provided the NYSE with the notification required under the NYSE’s continued listing rules to allow the Company’s shares to continue to be listed on the NYSE through December 31, 2019.

About Spirit MTA REIT

Spirit MTA REIT (NYSE: SMTA) is a net-lease REIT headquartered in Dallas, Texas. SMTA is managed by Spirit Realty Capital, L.P, a wholly-owned subsidiary of Spirit (NYSE: SRC), one of the largest publicly traded triple net-lease REITs.

Investor Contact:

Spirit MTA REIT

(972) 476-1409

smtainvestorrelations@spiritrealty.com